Exhibit 99.1

HealthTronics Surgical Services Posts First-Quarter 2003 Results

    MARIETTA, Ga.--(BUSINESS WIRE)--May 13, 2003--HealthTronics Surgical Services, Inc. (Nasdaq:HTRN), a leading provider of minimally invasive urologic and orthopaedic services, today announced financial results for the first quarter of 2003.
    For the quarter ended March 31, HealthTronics reported net income of $2.1 million, or $0.18 per diluted share on revenue of $20.9 million. This compares with net income of $1.5 million, or $0.14 per diluted share, on revenue of $21.0 million for the same period a year ago. Net income in the recent first quarter included a $1.27 million after-tax gain on the sale of partnership interests. After-tax proceeds from the sale of partnership interests and other cash generated from operations were used to pay down debt. As of March 31, 2003, HealthTronics' total debt outstanding after these payments was $28.9 million, compared with $38.1 million on December 31, 2002.
    "Treatment revenues during the quarter were below our own expectations, due in part to severe weather across the country and a physician's strike in New Jersey," said Argil Wheelock, chairman and CEO. "This was offset, however, by a larger than expected gain on the sale of partnership interests. Sales of partnership interests enhance our urologic and orthopaedic provider network and have been and will continue to be part of our business model."
    Other factors affecting first-quarter financial performance include marketing and physician training expenses related to Food and Drug Administration approval of the Company's OssaTron(R) high-energy shock-wave device for the treatment of lateral epicondylitis, otherwise known as chronic tennis elbow. Higher costs from the Company's Swiss supplier of equipment resulted in lower gross margins.
    "We started our training and marketing efforts for orthopaedic physicians on lateral epicondylitis shortly after receiving FDA approval for this indication in mid-March," Wheelock said. "The expenses related to these efforts will most likely offset any revenues derived from this indication in 2003. It is important to note that the OssaTron is the only orthopaedic shock wave device that has been approved by the FDA for multiple indications, and the device is now being used effectively to treat both chronic tennis elbow as well as plantar fasciitis, commonly known as chronic heel pain. Both treatments have proven to be effective alternatives to traditional invasive surgery."

    Operations

    During the first quarter of 2003, HealthTronics' lithotripsy business performed 7,832 treatments, compared with 8,720 for the comparable period last year. The year-ago quarter included 1,015 treatments performed by a subsidiary that was sold in July, 2002. Lithotripsy revenues totaled $13.2 million, compared with $16.7 million the prior year, which included $2.9 million in revenues generated by the subsidiary that was sold.
    HealthTronics' orthopaedic business performed 1,763 treatments during the first quarter of 2003, an increase of 160% over the 678 treatments performed during the same quarter last year. Orthotripsy(R) revenues equaled $3.9 million, compared with $2.0 million for the year-ago period.
    The Company's prostate treatment business exhibited continued strong growth during the first quarter. A total of 866 patients were treated for either benign or cancerous prostate conditions, compared with 130 in the first quarter of last year. Revenues were $1.1 million for the quarter. Prostate treatment revenues for the same period last year were minimal.
    "We believe that our prostate treatment business will grow significantly in 2003," Wheelock said. "Research presented at the American Urological Association meeting in April demonstrated increased clinical validity for both trans-urethral microwave therapy for benign prostate enlargement and cryosurgery for cancer of the prostate and kidney. HealthTronics continues to add highly qualified people to our team to support the growth of our prostate business."
    Equipment and consumable sales and service activities accounted for $2.7 million in revenues, compared with $2.4 million a year ago.
    "Assessing our first-quarter performance, the expected expenses and revenue associated with our recent FDA approval, and the trends in our Lithotripsy, Orthotripsy and Prostate treatment businesses, we continue to expect revenue for the year of approximately $100 million," said Wheelock. "Based upon our larger than expected gain from the sale of partnership interests during this quarter, we are raising our forecasted earnings per share for 2003 to between $0.69 - $0.74 for the year."

    Conference Call

    A conference call for the investment community will be held today, May 13, at 10:30 a.m. ET. The conference call will be webcast live and can be accessed via the HealthTronics' website at http://www.healthtronics.com. An online archive of the conference call will be available a period of thirty days following the live broadcast. Individuals who wish to participate in the conference call may dial in at 877/888-4483 using the conference code "Earnings Release Q1 2003."

    About HealthTronics Surgical Services

    HealthTronics Surgical Services, Inc. is one of the nation's leading providers of non-invasive and minimally invasive surgical services for certain urologic and orthopaedic conditions. The Company provides technical and administrative services to physicians, hospitals and ambulatory surgery centers using extracorporeal shock wave devices. The primary services offered by the Company are lithotripsy extracorporeal shock wave treatment, which is a procedure for treating kidney stones in a non-invasive manner, certain treatments for benign and cancerous prostate conditions and Orthotripsy(R) extracorporeal shock wave treatment, which is a procedure for treating orthopaedic soft tissue disorders in a non-invasive manner. The Company has operations in approximately 45 states in the U.S. More information about HealthTronics Surgical Services can be found at the Company's website, www.healthtronics.com.

   This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics Surgical Services to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and in subsequent documents filed by HealthTronics Surgical Services with the Securities and Exchange Commission.



              Condensed Consolidated Statements of Income

                                       Three months ended March 31,
                                          2003              2002
                                    ----------------  ----------------
                                             (000's omitted)

Net revenue                                 $20,888           $21,050

Cost of devices, service parts and
  consumables                                 4,260             3,041
Salaries, general and administrative
  expenses                                    9,580             9,031
Depreciation and amortization                 1,380             1,541
                                    ----------------  ----------------
                                              5,668             7,437
Equity in earnings of unconsolidated
  partnerships                                  259                55
Partnership distributions from cost
  based investments                             118               144
Gain on sale of investment interest           2,075                --
Gain on sale of property and
  equipment                                       5               157
Interest expense                               (533)             (744)
Interest income                                  35                45
                                    ----------------  ----------------
Income before minority interest and
  income taxes                                7,627             7,094
Minority interest                            (4,129)           (4,532)
                                    ----------------  ----------------
Income before income taxes                    3,498             2,562
Provision for income taxes                   (1,369)           (1,024)
                                    ----------------  ----------------
Net income                                  $ 2,129           $ 1,538
                                    ================  ================
Income per common share:
    Basic                                   $  0.19           $  0.14
                                    ================  ================
    Diluted                                 $  0.18           $  0.14
                                    ================  ================
Weighted average common shares
  outstanding:
    Basic                                    11,328            11,054
                                    ================  ================
    Diluted                                  11,542            11,368
                                    ================  ================


Procedures Performed                1st Quarter 2003  1st Quarter 2002
--------------------                ----------------  ----------------
Lithotripsy                                   7,832             8,720
Orthotripsy(R) ESWT                           1,763               678
Prostate Treatments                             866               130

    CONTACT: HealthTronics Surgical Services, Inc.
             Argil J. Wheelock
             (Chief Executive Officer)
             Martin J. McGahan
             (Chief Financial Officer)
             800/464-3795 or 770/419-0691
             www.healthtronics.com